Exhibit 99.1

UNIGENE APPOINTS JACK WYSZOMIERSKI TO ITS BOARD OF DIRECTORS

Board strengthened with extensive finance and biopharma/healthcare industry expertise

APRIL 2, 2012 – BOONTON, N.J. -- Unigene Laboratories, Inc. (OTCBB: UGNE), a leader in the design, delivery, manufacture and development of peptide-based therapeutics today announced the appointment of Jack Wyszomierski to its Board of Directors.

From 2004 until his retirement in 2009, Mr. Wyszomierski was the Executive Vice President and Chief Financial Officer of VWR International, LLC, a supplier of laboratory supplies, equipment and supply chain solutions to the global research laboratory industry. From 1982 to 2003, Mr. Wyszomierski held positions of increasing responsibility within the finance group at Schering-Plough Corporation culminating with his appointment as Executive Vice President and Chief Financial Officer in 1996.

Joel Tune, Unigene’s Lead Independent Director, stated, “As the head of the Nominating and Governance Committee, it has been a high priority for me to ensure Unigene’s Board is well represented in all functional disciplines by best-in-class industry executives.  We are thrilled we were able to attract a high-caliber finance and pharmaceutical executive such as Jack to our Board and welcome him to Unigene.  Jack brings over 30 years of financial expertise and in-depth knowledge of the healthcare industry.  We look forward to Jack’s many contributions as we work closely with Ashleigh Palmer and the management team to address the  substantial debt and capital structure, Unigene’s  priority challenge this year.”

Jack Wyszomierski, commented, “I am excited to join the Unigene team at this important time for the Company and look forward to working closely with the Board and management team moving forward.”

Mr. Wyszomierski has been a member of the Board of Directors and Chairman of the Audit Committee of Exelixis, Inc., a publicly traded biotechnology company, since 2004, a member of the Board of Directors and Audit, Compensation, and Nomination and Governance Committees of Athersys, Inc., a publicly traded biopharmaceutical company, since 2010, a member of the Board of Directors and Compensation and Audit Committees of Xoma, Ltd., a publicly traded biopharmaceutical company since 2010 and Chairman of the Audit Committee since 2011, and a member of the Board of Directors and Chairman of the Audit Committee of HGI Global Holdings, Inc., a privately held home healthcare distribution company since 2011. Mr. Wyszomierski holds a M.S. in Industrial Administration and a B.S. in Administration and Management Science and Economics from Carnegie Mellon University.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence™ encompasses extensive intellectual property covering drug delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence™ assets include proprietary oral and nasal peptide drug delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to whether: Tarsa’s efforts to seek FDA approval for OSTORA, including the possible timing of an NDA submission in the second half of 2012; Tarsa’s use of the proceeds from its convertible promissory note and warrant financing; OSTORA’s potential to become the first orally delivered peptide approved by the FDA; approval (if any) of OSTORA will further validate the Company’s oral peptide drug delivery technology platform; the Company’s investment in Tarsa will provide a meaningful return to Unigene that will ultimately benefit out stockholders; the Note acquired from Tarsa will be converted, accelerated and/or extended’ the Warrant acquired from Tarsa will be exercised or adjusted; the Company will maintain a 20% stake in Tarsa or such stake will be subject to liquidation or dilution; the Company will receive any sales-related milestone payments and royalties on worldwide sales.  We have based these forward-looking statements on our current expectations and projections about future events, including our cash flow projections. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies, our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements,  the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Business Administration
973-265-1107
jthomas@unigene.com

Media Contact:
Tiberend Strategic Advisors, Inc.
Jason Rando / Andrew Mielach
212-827-0020
jrando@tiberend.com  / amielach@tiberend.com

SOURCE:  Unigene Laboratories, Inc.